Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:    Media
Courtney Boone
(412) 433-6791
Investors/Analysts
Dan Lesnak
(412) 433-1184
FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION REPORTS
2013 FOURTH QUARTER AND FULL-YEAR RESULTS

•	Total reportable segment and Other Businesses income from operations of $146 million

•
Net loss of $122 million, or $0.84 per diluted share; adjusted net income of $38 million, or $0.27 per diluted share, excluding non-cash restructuring and other charges of $302 million, or $2.09 per diluted share, and a favorable tax-related item of $142 million, or $0.98 per diluted share

•	Shipments of 4.9 million tons and net sales of $4.3 billion

•	Total liquidity of $2.3 billion, including $604 million of cash

•	Full-year total reportable segment and Other Businesses income from operations of $400 million
PITTSBURGH, January 27, 2014 – United States Steel Corporation (NYSE: X) reported a fourth quarter 2013 net loss of $122 million, or $0.84 per diluted share, compared to a third quarter 2013 net loss of $1,791 million, or $12.38 per diluted share, and fourth quarter 2012 net loss of $50 million, or $0.35 per diluted share. Adjusted net income for the fourth quarter of 2013 was $38 million, or $0.27 per diluted share, excluding after-tax non-cash restructuring and other charges primarily related to the shut down of the iron and steelmaking facilities at Hamilton Works of $302 million, or $2.09 per diluted share, and a favorable tax related item of $142 million, or $0.98 per diluted share. Adjusted net loss for the third quarter of 2013 was $20 million, or $0.14 per diluted share, excluding an after-tax non-cash goodwill impairment charge of $1.8 billion, or $12.24 per diluted share. Adjusted net loss for the fourth quarter of 2012 was $59 million, or $0.41 per diluted share, excluding a favorable settlement of $9 million, or $0.06 per diluted share, related to a supplier contract dispute.
For the full-year 2013, U. S. Steel reported a net loss of $2,064 million, or $14.27 per diluted share, which included a net loss of $2.1 billion primarily due to a non-cash goodwill impairment charge and non-cash restructuring and other charges. For full-year 2012, U. S. Steel reported a net loss of $124 million, or $0.86 per diluted share, which included a net loss of $353 million primarily due to the sale of U. S. Steel Serbia.

Earnings Highlights

(Dollars in millions, except per share amounts)	4Q 2013	3Q 2013	4Q 2012	2013	2012
Net Sales	$4,269	$4,131	$4,487	$17,424	$19,328
Segment income (loss) from operations
Flat-rolled	$87	$82	$11	$105	$400
U. S. Steel Europe	12	(32)	7	28	34
Tubular	32	49	32	190	366
Other Businesses	15	14	9	77	55
Total reportable segment and Other Businesses income from operations	$146	$113	$59	$400	$855
Postretirement benefit expense	(56)	(55)	(69)	(221)	(297)
Other items not allocated to segments	(319)	(1,760)	15	(2,079)	(311)
Income (loss) from operations	$(229)	$(1,702)	$5	$(1,900)	$247
Net interest and other financial costs	75	85	64	332	241
Income tax (benefit) provision	(182)	4	(8)	(168)	131
Less: Net loss attributable to the noncontrolling interests	—	—	(1)	—	(1)
Net loss attributable to United States Steel Corporation	$(122)	$(1,791)	$(50)	$(2,064)	$(124)
-Per basic share	$(0.84)	$(12.38)	$(0.35)	$(14.27)	$(0.86)
-Per diluted share	$(0.84)	$(12.38)	$(0.35)	$(14.27)	$(0.86)
Commenting on results, U. S. Steel CEO Mario Longhi said, “We are on a multi-year journey to earn the right to grow by improving our balance sheet and achieving sustainable profitability. Our fourth quarter results reflect our early efforts on this journey as all segments were profitable and in total, we had an overall improvement in operating results compared to the third quarter.”

The $146 million, or $30 per ton, of reportable segment and Other Businesses income from operations for the fourth quarter of 2013 compares to income from operations of $113 million, or $24 per ton, in the third quarter of 2013 and income from operations of $59 million, or $11 per ton, in the fourth quarter of 2012.
Other items not allocated to segments in the fourth quarter of 2013 consisted of non-cash restructuring and other charges of $248 million, or $1.71 per diluted share; an adjustment to our preliminary non-cash goodwill impairment charge of $23 million, or $0.16 per diluted share; a $32 million, or $0.22 per diluted share, environmental remediation charge and a non-cash charge to write-off an equity investment of $16 million, or $0.11 per diluted share.
For the full-year 2013, we recorded a tax benefit of $168 million on our pre-tax loss of $2,232 million. The tax provision does not reflect any tax benefit for pre-tax losses in Canada, which is a jurisdiction where we have recorded a full valuation allowance on deferred tax assets; however, it does include a tax benefit of $142 million associated with the tax provision recorded in other comprehensive income related to the year-end pension revaluation. In addition, essentially no tax benefit was recorded on the $1.8 billion goodwill impairment charge.
As of December 31, 2013, U. S. Steel had $604 million of cash and $2.3 billion of total liquidity.
Reportable Segments and Other Businesses
Fourth quarter results for our Flat-rolled segment were comparable to the third quarter. Average spot and market-based contract prices were higher in the fourth quarter; however, a higher percentage of hot rolled shipments resulted in average realized prices that were comparable to the third quarter. A decrease in raw materials and other costs were offset by an increase of approximately $45 million for facility repairs and maintenance costs due primarily to a blast furnace reline at Gary Works and a planned blast furnace maintenance project at Fairfield Works.
Results for our European segment improved in the fourth quarter and returned to profitability due to higher shipments and lower facility repairs and maintenance costs as a blast furnace outage was completed in the third quarter. Average realized euro-based prices for the majority of our products remained relatively unchanged in the fourth quarter; however, overall average realized prices in the fourth quarter declined compared to the third quarter due to a higher level of hot-rolled shipments.
Fourth quarter results for our Tubular segment decreased compared to the third quarter due primarily to lower shipments and average realized prices as end users decreased drilling activity in order to operate within their 2013 capital budgets and imports persisted at high levels for which a trade case is pending. Inventory management by our customers was also a factor as we approached year-end.

Outlook
Commenting on U. S. Steel's outlook for the first quarter, Longhi said, “We are encouraged by our early progress on the Carnegie Way. We expect total reportable segment and Other Businesses income from operations to increase moderately compared to the fourth quarter.”
    We expect first quarter results for our Flat-rolled segment to increase primarily due to higher average realized prices and shipments as well as reduced repairs and maintenance costs. Average realized prices and shipments are expected to increase as a result of higher contract and spot market prices and improving end user demand after the fourth quarter holiday down time. Repairs and maintenance costs are projected to decrease as compared to the fourth quarter due to the completion of the projects at Gary Works and Fairfield Works. We will also have reduced idled facility costs after the shut down of the iron and steelmaking facilities at Hamilton Works. Raw materials costs, primarily for purchased scrap, and energy costs are expected to increase.
We expect first quarter results for our European segment to be comparable to the fourth quarter as the benefits of increased average realized prices are offset by an increase in raw materials costs, primarily for iron ore, and other operating costs. Average realized prices are expected to increase compared to the fourth quarter due to a more favorable product mix and an anticipated gradual recovery in the spot market while shipments are expected to remain comparable.
First quarter results for our Tubular segment are expected to decrease as the benefits of reduced operating costs and increased shipments are more than offset by a decrease in average realized prices and an increase in substrate costs. Average realized prices are projected to decrease primarily due to pricing pressures from continuing high import levels and increased domestic supply. Shipments are expected to increase as drilling activity begins to improve.
*****
This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect U. S. Steel Europe’s and U. S. Steel Canada’s results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) fiscal instability; (p) political issues; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. We present adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, as an additional measurement to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent filings for U. S. Steel.
A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.
The company will conduct a conference call on fourth quarter earnings on Tuesday, January 28, at 4:00 p.m. Eastern. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Current Information” under the “Investors” section.
For more information on U. S. Steel, visit our website at www.ussteel.com.
-oOo-
2014-003

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	December 31,
(Dollars in millions, except per share amounts)	2013	2013	2012	2013	2012
NET SALES	$4,269	$4,131	$4,487	$17,424	$19,328

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	3,911	3,749	4,216	16,016	17,630
Selling, general and administrative expenses	161	153	142	610	654
Depreciation, depletion and amortization	170	173	171	684	661
Income from investees	(9)	(26)	(28)	(40)	(144)
Impairment of goodwill	23	1,783	—	1,806	—
Restructuring and other charges	248	—	—	248	—
Net (gain) loss on disposal of assets	—	—	(12)	—	296
Other (income) expense, net	(6)	1	(7)	—	(16)

Total operating expenses	4,498	5,833	4,482	19,324	19,081

(LOSS) INCOME FROM OPERATIONS	(229)	(1,702)	5	(1,900)	247
Net interest and other financial costs	75	85	64	332	241

(LOSS) INCOME BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	(304)	(1,787)	(59)	(2,232)	6
Income tax (benefit) provision	(182)	4	(8)	(168)	131

Net loss	(122)	(1,791)	(51)	(2,064)	(125)
Less: Net loss attributable to the
noncontrolling interests	—	—	(1)	—	(1)
NET LOSS ATTRIBUTABLE TO
UNITED STATES STEEL CORPORATION	$(122)	$(1,791)	$(50)	$(2,064)	$(124)

COMMON STOCK DATA:

Net loss per share attributable to
United States Steel Corporation shareholders:
-Basic	$(0.84)	$(12.38)	$(0.35)	$(14.27)	$(0.86)
-Diluted	$(0.84)	$(12.38)	$(0.35)	$(14.27)	$(0.86)

Weighted average shares, in thousands
-Basic	144,740	144,727	144,351	144,578	144,237
-Diluted	144,740	144,727	144,351	144,578	144,237

Dividends paid per common share	$0.05	$0.05	$0.05	$0.20	$0.20

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

		Year Ended
		December 31,
(Dollars in millions)		2013	2012
Cash (used in) provided by operating activities:
Net loss		$(2,064)	$(125)
Depreciation, depletion and amortization		684	661
Impairment of goodwill		1,806	—
Non-cash restructuring and other charges		248	—
Pensions and other postretirement benefits		(28)	(181)
Deferred income taxes		(232)	74
Net loss on disposal of assets		—	296
Working capital changes		(148)	326
Income taxes receivable/payable		55	17
Currency remeasurement loss (gain)		7	(15)
Other operating activities		86	82
Total		414	1,135

Cash (used in) provided by investing activities:
Capital expenditures		(477)	(723)
Acquisition of intangible assets		(12)	—
Disposal of assets		3	155
Other investing activities		93	(34)
Total		(393)	(602)

Cash provided by (used in) financing activities:
Revolving credit facilities	- borrowings	—	523
	- repayments	—	(653)
Receivables Purchase Agreement payments		—	(380)
Issuance of long-term debt, net of financing costs		575	485
Repayment of long-term debt		(542)	(319)
Dividends paid		(29)	(29)
Total		4	(373)

Effect of exchange rate changes on cash		9	2

Net increase in cash and cash equivalents		34	162
Cash and cash equivalents at beginning of the year		570	408

Cash and cash equivalents at end of the period		$604	$570

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	Dec. 31	Dec. 31
(Dollars in millions)	2013	2012
Cash and cash equivalents	$604	$570
Receivables, net	1,984	2,090
Inventories	2,688	2,503
Other current assets	482	333
Total current assets	5,758	5,496
Property, plant and equipment, net	5,922	6,408
Investments and long-term receivables, net	621	609
Goodwill and intangible assets, net	275	2,075
Other assets	247	629

Total assets	$12,823	$15,217

Accounts payable	$1,754	$1,800
Payroll and benefits payable	974	977
Short-term debt and current maturities of long-term debt	323	2
Other current liabilities	262	211
Total current liabilities	3,313	2,990
Long-term debt, less unamortized discount	3,616	3,936
Employee benefits	2,064	4,416
Other long-term liabilities	851	397
United States Steel Corporation stockholders' equity	2,978	3,477
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$12,823	$15,217

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	December 31,
(Dollars in millions)	2013	2013	2012	2013	2012
INCOME (LOSS) FROM OPERATIONS
Flat-rolled	$87	$82	$11	$105	$400
U. S. Steel Europe	12	(32)	7	28	34	(a)
Tubular	32	49	32	190	366
Other Businesses	15	14	9	77	55

Reportable Segment and Other Businesses Income from Operations	146	113	59	400	855
Postretirement benefit expense	(56)	(55)	(69)	(221)	(297)
Other items not allocated to segments:
Impairment of goodwill	(23)	(1,783)	—	(1,806)	—
Restructuring and other charges	(248)	—	—	(248)	—
Environmental remediation charge	(32)	—	—	(32)	—
Write-off of equity investment	(16)	—	—	(16)	—
Supplier contract dispute settlement	—	23	15	23	15
Loss on sale of U. S. Steel Serbia	—	—	—	—	(399)
Gain on sale of transportation assets	—	—	—	—	89
Property tax settlements	—	—	—	—	19
Labor agreement lump sum payments	—	—	—	—	(35)

Total (Loss) Income from Operations	$(229)	$(1,702)	$5	$(1,900)	$247

CAPITAL EXPENDITURES
Flat-rolled	$101	$72	$141	$349	$625
U. S. Steel Europe	8	14	17	40	38
Tubular	27	19	17	69	42
Other Businesses	13	2	12	19	18

Total	$149	$107	$187	$477	$723
(a) Year ended December 31, 2012, includes income from operations for USSK of $51 million.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	December 31,
	2013	2013	2012	2013	2012
OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	750	752	721	735	750
U. S. Steel Europe	692	714	718	706	742
USSK	692	714	718	706	743
Tubular	1,509	1,543	1,624	1,530	1,687
Steel Shipments: (a) (b)
Flat-rolled	3,470	3,428	3,924	14,644	15,974
U. S. Steel Europe	1,029	861	905	4,000	3,816
Tubular	414	459	407	1,757	1,886
Total Steel Shipments	4,913	4,748	5,236	20,401	21,676

USSK Steel Shipments	1,029	861	905	4,000	3,743

Intersegment Shipments: (b)
Flat-rolled to Tubular	363	450	393	1,699	1,803
U. S. Steel Europe to Flat-rolled	—	—	—	—	249
Raw Steel Production: (b)
Flat-rolled	4,474	4,261	4,686	17,867	19,116
U. S. Steel Europe	1,205	1,032	969	4,598	4,522
USSK	1,205	1,032	969	4,598	4,434
Raw Steel Capability Utilization: (c)
Flat-rolled	73%	70%	77%	74%	78%
Flat-rolled U.S. Facilities (d)	80%	87%	84%	86%	86%
U. S. Steel Europe	96%	82%	77%	92%	87%
USSK	96%	82%	77%	92%	88%
(a) Excludes intersegment shipments.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 5.0 million net tons for
U. S. Steel Europe (USSE). Prior to the sale of USSS on January 31, 2012, annual raw steel production capability for USSE was 7.4 million net tons. On December 31, 2013, U. S. Steel permanently shut down its iron and steelmaking facilities at Hamilton Works reducing Flat-rolled's annual steel capacity to 22.0 million tons.
(d) AISI capability utilization rates include our U.S. facilities (Gary Works, Great Lakes Works, Mon Valley Works, Granite City Works and Fairfield Works).